This Prospectus Supplement is filed with the Securities and Exchange
        Commission pursuant to Rule 424(b)(3) under the Securities Act of 1933, as amended, on September 28, 1995, supplementing the original Prospectus filed May 20, 1993, as part of Registration Statement No. 33-59908.




                             PROSPECTUS SUPPLEMENT

                              5,020,636 Shares
                     of Common Stock, $.0l par value, of
                        NATIONAL EDUCATION CORPORATION


        This Prospectus Supplement relates to 5,020,636 shares (the "Shares") of Common Stock, par value $.01 per share (the "Common Stock"), of National Education Corporation (the "Company") which were issued upon conversion of $20,000,000 in aggregate principal amount of Senior Subordinated Convertible
Debentures due 2006 of the Company.   This Prospectus Supplement supplements
and amends that certain Prospectus of the Company relating to the Debentures and the Shares dated May 20, 1993 and should be read in conjunction with such Prospectus.


Conversion of Debentures
________________________

        The Debentures were converted, pursuant to the terms thereof, into an aggregate 5,000,000 Shares as of September 11, 1995, at a conversion price of $4.00 per Share plus an additional 20,636 Shares in payment of accrued interest from the last Interest Payment Date computed at $7.2687 per share (representing the average sales price of the Common Stock for the preceding 20 trading days).

                        _______________________________
















                The date of this Prospectus Supplement is September 28, 1995

                           SELLING SECURITYHOLDERS

        The Shares may be offered from time to time for the account of holders named herein or any of their partners or affiliates to whom such Shares may subsequently be transferred or distributed (the "Selling Securityholders"). The following table sets forth information concerning the number of Shares beneficially owned by each Selling Securityholder. The Selling Securityholders listed below, are the original issuees of the Debentures, or in the case of the Selling Securityholders indicated, are partners of the original issuee and received the Shares from the issuee as a distribution to its partners. In its capacity as general partner or investment adviser with discretion, as noted in the footnotes to the table below, Richard C. Blum & Associates, L.P. ("RCBA") has investment discretion as to the Shares owned by each of the Selling Securityholders indicated. The sole general partner of RCBA is Richard C. Blum & Associates, Inc. ("RCBA Inc."), and the Chairman of the Board of RCBA Inc. is Richard C. Blum, who has been a director of the Company since 1987. Each of the Selling Securityholders may offer for sale pursuant to this Prospectus from time to time any or all of the Shares indicated below as owned by such Selling Securityholder.

Name                                                              Number of Shares Owned
_____________________________________                             ______________________
*BK-NEC, L.P. <F1><F2>                                               1,019,583 Shares
*Acadia Partners                                                       471,129 Shares
*Richard C. Blum & Associates, L.P.                                     15,478 Shares
BK Capital Partners II, L.P. <F1>                                      376,548 Shares
BK Capital Partners III, L.P. <F1>                                     727,992 Shares
The Common Fund <F3>                                                 2,133,770 Shares
The Bonderman Family Limited Partnership <F3><F4>                      125,516 Shares
United Congregation Mesorah <F3>                                       125,516 Shares
Fredric V. Malek <F3><F5>                                               25,103 Shares
                                                                     _________
TOTAL                                                                5,020,635 Shares

 *   Distributed to the Selling Securityholder by the original issuee of the Debentures, BK-NEC II, a California general partnership.

<F1> RCBA is general partner of each of these partnerships.

<F2> BK-NEC, L.P. has pledged 1,000,000 Shares to Bank of America National Trust and Savings Association, a national banking association ("Bank of America"), to secure indebtedness of BK-NEC, L.P. to Bank of America.  In the event of sale of such
     Shares by Bank of America pursuant to its rights as pledgee of such Shares, Bank of America may sell such Shares pursuant to the offering contemplated by this Prospectus, in the manner described herein.

<F3> RCBA is an investment adviser to this entity or person.

<F4> David Bonderman, general partner of this partnership, has been a director of the Company since 1993.

<F5> Mr. Malek has been a director of the Company since 1984.